UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 06, 2022

SAB BIOTHERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39871	85-3899721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 East 54th Street North
Sioux Falls, South Dakota		57104
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 605 679-6980

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	SABS	The NASDAQ Stock Market LLC
Warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share	SABSW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 6, 2022, SAB Biotherapeutics, Inc. (the “Company” or “SAB”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors (each individually, an “Investor,” and collectively, the “Investors”) for the sale by the Company of an aggregate of (i) 7,363,377 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) warrants to purchase up to an aggregate of 7,363,377 shares of Common Stock (the “Investor Warrants,” and the shares of Common Stock underlying the Investor Warrants, the “Investor Warrant Shares”), in a private placement offering (the “Private Placement”). The combined purchase price per Share and accompanying Investor Warrant was $1.08. Three directors of the Company participated in the Private Placement, each paying a $0.125 premium per Share and accompanying Investor Warrant. The Private Placement closed on December 7, 2022.

The Investor Warrants, including those purchased by the participating directors of the Company are exercisable beginning six months from the date of issuance at an exercise price equal to $1.08 per share (the “Exercise Price”), and are exercisable for five years from the date of issuance.

The Company received gross proceeds of approximately $8.0 million before deducting transaction related fees and expenses payable by the Company. The Company intends to use the net proceeds to advance the Company's pipeline of its first-in-class product candidates for Clostridioides difficile ("C. diff") and Type 1 Diabetes, as well as for working capital and other general corporate purposes.

The Shares and Investor Warrants were sold and issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 of Regulation D promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement. In addition, such representations, warranties and covenants: (i) are intended as a way of allocating the risk between the parties to the Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreement is filed with this report only to provide investors with information regarding the terms of the Private Placement, and not to provide investors with any other factual information regarding the Company. Information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Brookline Capital Markets, a division of Arcadia Securities, LLC (“BCM”) acted as the placement agent in connection with the Private Placement. The Company paid BCM a cash fee equal to seven percent (7%) of the gross proceeds received by the Company in the Private Placement. The Company also issued BCM a warrant (the “Placement Agent Warrant”) to purchase up to an aggregate of 210,193 shares of Common Stock, equal to seven percent (7%) of the number of Shares purchased by Investors actually introduced to the Company by BCM. The Placement Agent Warrant has an exercise price equal to $1.35 per share, is exercisable six months from the date of issuance and expires five years from the date of issuance.

The forms of the Purchase Agreement, Investor Warrant and Placement Agent Warrant are filed hereto as Exhibits 10.1, 4.1 and 4.2, respectively. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 8.01 Other Events.

On December 7, 2022, the Company issued a press release regarding the closing of $7.9 million of the approximately $8.0 million in committed funds in the Private Placement. There was an additional closing on December 8, 2022 for the remaining balance of committed funds. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	'Description
4.1	Form of Warrant
4.2	Form of Placement Agent Warrant
10.1	Securities Purchase Agreement dated December 6, 2022, by and between the Company and the purchasers thereto
99.1	Press Release dated December 7, 2022

104	Cover Page Interactive Data File-the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAB Biotherapeutics, Inc.

Date:	December 12, 2022	By:	/s/ Eddie J. Sullivan
Eddie J. Sullivan Chief Executive Officer